Exhibit 10.2

INTELLIA THERAPEUTICS, INC.

FOURTH AMENDED AND RESTATED CORPORATE BONUS PLAN

I.
Purpose

The Fourth Amended and Restated Intellia Therapeutics, Inc. (“Intellia” or the “Company”) Corporate Bonus Plan (the “Plan”) is intended to attract, motivate and retain employees by promoting and rewarding the achievement of key short-term corporate objectives as well as individual performance and to align the interests of the employees and stockholders. As an incentive to meet these objectives, the Company may award a cash-based annual discretionary bonus (“Actual Bonus Awards”) to eligible employees in accordance with this Plan.

II.
Plan Year and Participant Eligibility

a.
Plan Year

A “Plan Year” is the annual performance period from January 1 to December 31; provided that the Plan’s terms will apply from the start of a Plan Year through the date on which the Actual Bonus Awards for the applicable Plan Year are paid, if at all.

b.
Participant Eligibility Criteria (the “Criteria”)

To be considered an eligible participant (“Participant”) for any applicable Plan Year, all Criteria below must be met:

•
The employee is a regular full-time employee of Intellia by or before September 30th of the applicable Plan Year (“Time Criteria”).
•
The employee is regularly scheduled to work at least 30 hours per week.
•
The Company has not determined the employee is eligible to participate in any similar cash-based incentive bonus program of the Company.
III.
Determination of Target Bonus Award

The Participant’s “Target Bonus Award” is the target potential award that a Participant is eligible to earn based on their Annual Base Salary, Target Bonus Percentage, and Time Proration Factor, and is calculated as follows:

Target Bonus Award = Annual Base Salary x Target Bonus Percentage x (Time Proration Factor / 12)

a.
“Annual Base Salary” is the Participant’s annualized base salary as of December 31st of the Plan Year. The Annual Base Salary does not include any bonus payments, overtime, commissions, unused vacation time, or any other compensation earned or received by the Participant.

b.
“Target Bonus Percentage” is the Participant’s target bonus percentage set by the Company for the Participant as of December 31st of the Plan Year.
c.
“Time Proration Factor” is the number that expresses the portion of the Plan Year period for which the Participant has met all Criteria, and is calculated as follows:

Time Proration Factor = Number of full months the Participant met all Criteria in the Plan Year + (Total number of days that the Participant met all Criteria except Time Criteria in the month they first met all Criteria / Total number of days in the month that the Participant first met the Criteria)

The Time Proration Factor shall be rounded up to the next hundredth.

If a Participant is (i) hired between October 1 and December 31 of a Plan Year (e.g. did not meet Time Criteria but did meet the other Criteria in that Plan Year) and (ii) meets all Criteria in the following Plan Year, additional time will be added to the Participant’s Time Proration Factor when calculating the Target Bonus Award for the following Plan Year, as shown in the third example in the table below.

Examples of Time Proration Factor calculations, assumes all other eligibility criteria are met:

Start Date	Time Proration Factor Calculation
May 1, 2025	8
July 20, 2025	5 months + (12 days in July / 31 days in July) = 5.39
November 16, 2025

13 months + (15 days in November / 30 days in November) = 13.5

Note: Under this example, the employee would not be eligible for a bonus award for the 2025 Plan Year. As described in Section 3(c) above, the Time Proration Factor would be used to calculate the Participant’s Target Bonus Award for the

2026 Plan Year, provided the employee meets the Criteria for a bonus award for the 2026 Plan Year.

IV.
Determination of Eligible Bonus Award and Actual Bonus Award

Each Participant’s “Eligible Bonus Award” shall be calculated as follows:

Eligible Bonus Award = Target Bonus Award x Individual Achievement x Corporate

Achievement

a.
Individual Achievement

For each Plan Year, the Company shall determine, in its sole discretion, each Participant’s individual performance goals (“Individual Goals”), except as set forth in Section V.

Except as set forth in Section V, for each Plan Year, the Company shall determine the Participant’s level of achievement of their Individual Goals (“Individual Achievement”) by considering the Participant’s performance relative to their Individual Goals, as well as other factors related to the Company’s core values and policies and the expected competencies and skills for the Participant’s job. Partial or excess achievement may be determined for each goal, at the discretion of the Company, the Board of Directors of the Company (“the Board”), or the Compensation and Talent Development Committee of the Board (the “Committee”), as applicable.

The Company may introduce tools to guide the decision-making regarding Individual Achievement including, but not limited to, using a rating system such as a 9-box grid, rating distribution guidelines, and Individual Achievement guideline ranges for each type of rating.

If a Participant is not deemed to have reached minimum performance standard set by the Company at the beginning of the Plan years, their Individual Achievement maybe set to 0% for purposes of calculating their Actual Bonus Award.

b.
Corporate Achievement

For purposes of this Plan, “Corporate Achievement” for each Plan Year shall be determined by the Committee in its sole discretion. In determining the Corporate Achievement, the Committee may consider any relevant factors it deems appropriate, including, but not limited to, the Company’s overall actual performance for the Plan Year and any corporate goals set and approved by the Board for such Plan Year.

c.
Non-Executive Bonus Pool and Committee Discretion

The Committee shall determine the amount of the Non-Executive Bonus Pool for each Plan Year. The “Non-Executive Bonus Pool” will be calculated as the sum of all Target Bonus Awards of Participants (excluding the Chief Executive Office (“CEO”), executive officers, and Senior Management (as the term is defined by the Committee’s Charter) of the Company) that the Company expects to be eligible to receive an Actual Bonus Award in the Plan Year. The Committee may, in its sole discretion, increase or decrease the amount of the Non-Executive Bonus Pool.

d.
Determination of Actual Bonus Awards and Company Discretion

Except as set forth in Section V, the Company may determine, on an individual basis for each Participant and in the Company’s sole discretion, the amount of the Actual Bonus Award to be paid to each Participant (excluding the CEO, executive officers, and Senior Management of the Company) for each Plan Year.

V.
Executive Bonus Awards and Committee Discretion

As provided by the Company’s by-laws, the Committee’s Charter or any other policies or resolutions adopted by the Company:

a.
For each Plan Year, the Board or the Committee shall determine, in its sole discretion: (i) the Individual Goals of the CEO, executive officers, and Senior Management, as applicable and as provided by the Company’s by-laws and/or the Committee’s Charter; and (ii) the level of achievement of the Individual Goals (“Individual Achievement”) of the CEO, executive officers, and Senior Management by considering performance relative to their Individual Goals, as well as other factors as determined by the Board or

Committee, as applicable, in its sole discretion. Partial or excess achievement may be determined for each goal, at the sole discretion of the Committee or Board, as applicable.

The Committee or Board may use the Company’s tools, such as performance ratings at its discretion, in determining the Individual Achievement of the CEO, executive officers, and Senior Management of the Company, as applicable.

b.
The Board or Committee shall determine, in its sole discretion, the Actual Bonus Awards to be paid to the CEO, executive officers, and Senior Management of the Company, as applicable.
VI.
Impact to Participant Status

a.
Terminations

Except as otherwise provided in this Plan, to be paid an Actual Bonus Award, a Participant generally must remain employed at the Company through the date on which the Actual Bonus Awards are paid for the applicable Plan Year (the “Payout Date”). This applies to all terminations, whether voluntary or involuntary (except in the case of death, where an employee may still be eligible to receive an Actual Bonus Award).

b.
Changes in Employment Status

A Participant for any part of the Plan Year between January 1 and September 30, who (i) loses eligibility on or before December 31 but (ii) remains an employee of the Company as of the Payout Date may receive a prorated Actual Bonus Award for such Plan Year. In such cases, the Time Proration Factor shall be calculated based on the portion of the Plan Year when the Participant met all Criteria (see below for an example calculation).

Scenario	Time Proration Factor Calculation

Employee was a regular full-time employee working 30 hours or more per week from January 1 – August 31, 2025. On September 1, this employee reduced their schedule to 20 hours per week and became classified as a regular part-time employee and was still employed in 2026 on the Payout Date for the 2025 Plan Year.

8

Note: Under this example, this employee was still employed on the Payout Date, but did not meet all Criteria for the entire Plan Year. This employee would still be eligible to receive an Actual Bonus Award for the 2025 Plan Year based on the time period when the employee was an eligible Participant.

c.
Leaves of Absence

i.
Short-Term Disability, Federal Medical Leave Act (“FMLA”), and other state-specific family and medical leave laws. Participants will continue to earn time toward their Time Proration Factor and be considered eligible to receive an Actual Bonus

Award during any leave of absence based on short term disability, FMLA, and state-specific family and medical leave laws, consistent with the applicable Company policies.

ii.
Long-Term Disability (“LTD”), including LTD combined with Workers’ Compensation. Participants who are on LTD in excess of any applicable federal or state mandated family and medical leave allowances will not be eligible for an Actual Bonus Award for the period of the LTD, and their Time Proration Factor will be adjusted accordingly.
iii.
Personal Unpaid Leaves of Absence. Participants who are on a personal unpaid leave of absence not covered by paragraphs (i) and (ii) above will not be eligible for an Actual Bonus Award for the period of the personal unpaid leave of absence, and their Time Proration Factor will be adjusted accordingly.
d.
Retirement

A Participant who retires in accordance with the Company’s Retirement Policy for Equity Awards is eligible for a prorated Actual Bonus Award for the Plan Year that contains such Participant’s Retirement Date (as defined in the Company’s Retirement Policy for Equity Awards) provided the Participant meets all other Eligibility Criteria herein. A Participant who provides notice of retirement under the Company’s Retirement Policy will receive the Actual Bonus Award for the Plan Year that contains such notice of retirement provided the Participant meets all other Eligibility Criteria herein.

VII.
Payout Date

The Payout Date for Actual Bonus Awards will be on or before March 15th of the calendar year following the applicable Plan Year. Each Participant’s Actual Bonus Award, if any, will be calculated by the Company and paid to each Participant who remains employed by the Company as of the Payout Date.

VIII.
Termination, Suspension or Modification and Plan Administration

a.
The Committee may terminate, suspend or modify (and if suspended, reinstate with or without modification) all or any part of the Plan at any time, with or without notice to Participants. The Committee has sole authority and discretion to administer and/or interpret the Plan or delegate such authority to each of the Company’s CEO, Chief Financial Officer, Chief Human Resources Officer, General Counsel and any executive officer the authority to do so for employees who are not executive officers or Senior Management of the Company. Notwithstanding anything herein to the contrary, the Committee and its delegates have the discretion to determine the Actual Bonus Award(s) to be paid, or that no Actual Bonus Award(s) shall be paid, to Participant(s) hereunder for a particular Plan Year, notwithstanding the level of Corporate Achievement and/or Individual Achievement for such Plan Year.
b.
All Actual Bonus Awards are paid from the Company’s general assets. No trust, account or other separate collection of amounts will be established for the payment of Actual Bonus Awards under the Plan. Actual Bonus Awards are unfunded obligations of the Company, so if and when an Actual Bonus Award becomes due, a Participant’s rights to payment are no greater than the rights of a general unsecured creditor.

IX.
Section 409A

It is intended that any payments under this Plan be exempt from Section 409A of the Internal Revenue Code of 1986, and the Treasury Regulations and IRS guidance thereunder (collectively referred to as “Section 409A”), as “short-term deferrals” (as defined in Section 409A), and the Plan shall be administered, interpreted, and construed consistent with such intent.

X.
Withholdings

The Company shall withhold from any Actual Bonus Award any federal, state and local income, employment, other similar taxes, or elective deferrals as it may be required to withhold pursuant to any applicable law, regulation, or Company policy.

XI.
At-Will Employment

This document sets forth the terms of the Plan and is not intended to be a contract or employment agreement between any Participant and the Company. Nothing in this Plan shall alter the at-will nature of any Participant’s employment. Participants are free to resign at any time, and for any or no reason. Similarly, subject to the terms of any individual employment agreement between a Participant and the Company, the Company is free to terminate its employment relationship with any Participant at any time, with or without cause.

Adopted by the Board of Directors: April 3, 2020 Amended and Restated effective: June 28, 2022 Amended and Restated effective: November 30, 2023 Amended and Restated effective: September 10, 2025

Amended and Restated effective: April 15, 2026